Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Fourth Quarter and Full Year 2007 Results

Net income per diluted share increases 57 percent for the quarter, including $0.08 of non-recurring separation costs

Adjusted earnings per diluted share increase 14 percent for the quarter to $1.16

For the full year, net income per diluted share was $3.39, an increase of 33 percent, and adjusted earnings per diluted share were $4.03, an increase of 16 percent

MINNEAPOLIS — January 24, 2008 — Ameriprise Financial, Inc. (NYSE: AMP) today reported results for the fourth quarter and full year ended December 31, 2007. For the fourth quarter of 2007, net income was $255 million, an increase of 49 percent from net income of $171 million for the year-ago quarter. Adjusted earnings increased 9 percent to $274 million compared to the fourth quarter of 2006. Adjusted earnings for the quarters exclude after-tax non-recurring separation costs.

Net income per diluted share for the quarter was $1.08, an increase of 57 percent from the prior year period. Adjusted earnings per diluted share were $1.16, an increase of 14 percent compared to the fourth quarter of 2006.

Net revenues grew 8 percent to $2.3 billion in the fourth quarter of 2007, reflecting continued strong growth in management and financial advice fees, up 25 percent, lower net investment income from declining fixed annuity balances and higher other revenues from certain transactions.

Return on equity for 2007 was 10.5 percent, compared to 8.3 percent for 2006. Excluding separation costs, return on equity was 12.6 percent, an increase from 11.8 percent from the prior year. During the fourth quarter of 2007, we repurchased 4.8 million shares of our common stock for $283 million, bringing full year repurchases to $948 million.

For the full year, net income grew 29 percent to $814 million, and adjusted earnings increased 12 percent to $968 million. Net income per diluted share was $3.39 for 2007, up 33 percent compared to 2006, and adjusted earnings per diluted share were $4.03, up 16 percent. Net revenues grew 8 percent, to $8.7 billion.

“Our solid results in the fourth quarter reflect the strength in our integrated business model, risk management and conservative balance sheet,” said Jim Cracchiolo, chairman and chief executive officer. “While we were impacted by the difficult market environment, I am pleased with the operating results we generated.

“We are executing our strategy and feel good about our business model, which is focused on serving clients in long-term advice relationships. We continue to invest prudently and manage expenses appropriately.

“Our high quality balance sheet is an important component of our business success. Our conservative approach and risk management capabilities helped us end the year without material impairments in our investment portfolio.”

Fourth Quarter 2007 Summary

Management believes that the presentation of adjusted financial measures best reflects the underlying performance of our ongoing operations. The adjusted financial measures exclude non-recurring separation costs from all periods. This presentation is consistent with the non-GAAP financial information presented in our Annual Report on Form 10-K for year-end 2006, filed on February 27, 2007 with the Securities and Exchange Commission. This is the final quarter in which we will recognize separation-related costs.

Ameriprise Financial, Inc.
Fourth Quarter Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2007	2006	Change	2007	2006	Change

Net income	$255	$171	49%	$1.08	$0.69	57%
Add: Separation costs, after-tax	19	80	(76)	0.08	0.33	(76)

Adjusted earnings, after-tax	$274	$251	9%	$1.16	$1.02	14%

Included in consolidated net income and adjusted earnings for the fourth quarter of 2007 were $12 million, or $0.05 per share, in after-tax realized investment gains. This compares to $18 million, or $0.07 per share, in after-tax realized investment gains in the fourth quarter of 2006.

As in the prior year period, results for fourth quarter 2007 included a number of disclosed items impacting earnings(1). Our fourth quarter 2007 results on a normalized basis were solid and met our financial targets. Items for the quarter are summarized below and discussed throughout this release. Combined, these items and our investment gains resulted in a net benefit to fourth quarter 2007 earnings of $0.13 per share.

•                  We deconsolidated a variable interest entity due to our sale of certain interests, which resulted in a $44 million, or $0.19 per share, after-tax benefit and generated a tax capital loss. We also received additional proceeds from the 2006 sale of our defined contribution recordkeeping business, resulting in a $16 million, or $0.07 per share, after-tax benefit.

•                  These benefits were partially offset by increases to certain reserves by a net after-tax total of $27 million, or $0.12 per share, which primarily impacted general and administrative expense.

•                  The extraordinary levels of market movement during the quarter negatively impacted returns on owned hedge fund investments and seed money, as well as amortization of deferred acquisition costs (DAC), which combined, impacted earnings by $0.06 per share.

The same categories of items in the fourth quarter 2006 benefited earnings by a net $30 million after tax, or $0.12 per share.

(1)      All tax deductible amounts are tax affected at a 35% statutory tax rate.

Fourth Quarter 2007 Business Highlights

During the quarter, we delivered solid operating results. While the market environment impacted overall asset levels and activity, we generated positive flows in core products.

•                  Mass affluent and affluent client assets increased 10 percent over a year ago.

•                  Our focus on serving more clients in financial planning relationships resulted in an 8 percent increase in financial planning net cash sales among branded advisors.

•                  We continued to improve advisor productivity, with net revenue per advisor increasing 11 percent, and our franchisee advisor retention remaining strong at 93 percent. Advisor sales volumes were impacted by the market environment and clients’ current preference for higher cash positions. In addition, fourth quarter 2006 sales were increased by client reinvestment of proceeds from certain real estate investment trust liquidations.

•                  Owned, managed and administered assets increased 3 percent year-over-year, to $480 billion as of December 31, 2007, but decreased from $492 billion as of September 30, 2007. Solid inflows into core products were offset by market-driven asset declines of $8 billion and continued Zurich-related outflows at Threadneedle.

•                  Wrap account total ending assets increased 23 percent to $93.9 billion, including more than $1.8 billion of net inflows during the quarter.

•                  Net inflows in variable annuities reached $1.1 billion, which contributed to total variable annuity ending balances reaching $57.2 billion. Overall annuity net inflows of $0.4 billion were impacted by continued net outflows from fixed annuities.

•                  RiverSource® Funds achieved net inflows of $0.2 billion during the quarter.

•                  50 percent of RiverSource Funds internally managed assets were in portfolios above the median of their respective Lipper peer groups for 1-year investment performance, with three- and five-year track records remaining solid.

•                  Threadneedle delivered its strongest year ever for equity investment performance, resulting in 80 percent of retail equity portfolios ending the year above the median of their respective peer groups. Threadneedle experienced $4.5 billion in institutional net outflows, with the vast majority from lower-margin Zurich-related accounts.

•                  Life insurance in-force increased 8 percent year-over-year to $187 billion.

•                  Our capital position, balance sheet and asset quality all remained strong. We did not recognize any material impairments during the quarter or full year and continued to benefit from our approach to enterprise risk management.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended December 31,		%
(in millions, unaudited)	2007	2006	Change
Revenues
Management and financial advice fees	$930	$745	25%
Distribution fees	415	444	(7)
Net investment income	524	593	(12)
Premiums	271	275	(1)
Other revenues	228	163	40
Total revenues	2,368	2,220	7
Banking and deposit interest expense	49	81	(40)

Total net revenues	2,319	2,139	8

Expenses
Distribution expenses	527	474	11
Interest credited to fixed accounts	195	238	(18)
Benefits, claims, losses and settlement expenses	342	292	17
Amortization of deferred acquisition costs	164	104	58
Interest and debt expense	27	29	(7)
General and administrative expense	698	676	3

Total expenses before separation costs	1,953	1,813	8
Pretax income before separation costs(1)	366	326	12
Income tax provision before tax benefit attributable to separation costs(1)	92	75	23
Income before separation costs(1)	274	251	9

Separation costs, after-tax(1)	19	80	(76)

Net income	$255	$171	49%

Weighted average common shares outstanding:
Basic	231.4	243.3
Diluted	235.4	246.3

(1)      For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Fourth Quarter 2007 Consolidated Results

Net income grew 49 percent to $255 million. Adjusted earnings grew 9 percent to $274 million, compared to the year-ago quarter.

Net Revenues

Consolidated net revenues rose 8 percent, or $180 million, to $2.3 billion, reflecting continued strong growth in management and financial advice fees. Declines in net investment income driven by fixed annuity account balance runoff were partially offset by higher investment income from variable annuity-related hedges and higher other revenues from certain transactions.

Management and financial advice fees grew 25 percent, or $185 million, to $930 million, reflecting continued success in growing assets across our businesses.

•                  Wrap account balances grew 23 percent driving these fees in the Advice & Wealth Management segment up $86 million, or 30 percent.

•                  Continued net inflows into RiverSource Funds and growth in Threadneedle hedge fund assets and performance fees, resulted in management fees in the Asset Management segment increasing $69 million, or 20 percent.

•                  Variable annuity balances grew 16 percent, resulting in an increase in fees in the Annuities segment of $28 million, or 25 percent.

Distribution fees declined 7 percent, or $29 million, to $415 million. This decline was partially due to atypically high fees in the Advice & Wealth Management segment in the fourth quarter of 2006 from clients reinvesting proceeds from certain REIT liquidations. In addition, clients increased cash holdings during the quarter, resulting in a $0.9 billion sequential increase in deposit product balances. We believe this contributed to a $1.2 billion decrease in cash sales, the primary driver of distribution fees, in the Advice & Wealth Management segment. These declines were partially offset by growth in the Annuities and Protection segments.

Net investment income decreased 12 percent, or $69 million, to $524 million, due to lower balances in our spread products; declines of $36 million in other investment income, which included owned hedge fund and seed money investments; and a $9 million decrease in realized gains. These declines were partially offset by living benefit hedge-related income and business growth in the Protection segment.

•                  Advice & Wealth Management segment net investment income declined $35 million primarily due to the impact of hedges for stock market certificates as well as lower certificate balances.

•                  Annuities segment net investment income declined $19 million, primarily due to the continued decrease in fixed annuity balances, as well as a $15 million decline due to the impact of hedges for equity indexed annuities. These declines were partially offset by a $69 million increase, to $66 million, in income from variable annuity-related hedges.

•                  Asset Management segment net investment income declined $14 million, primarily due to declines in returns on seed money investments.

Premiums declined 1 percent, or $4 million, to $271 million. Protection segment premium growth of 4 percent, or $10 million, was driven by a 6 percent year-over-year increase in Auto & Home policy counts. This growth was offset by declines in premiums from immediate payout annuities.

Other revenues increased 40 percent, or $65 million, to $228 million, primarily due to the deconsolidation of a variable interest entity resulting in $68 million in other revenues, with $49 million included in the Annuities segment and $19 million included in the Protection segment. Other revenues in the Asset Management segment included $25 million in additional proceeds from the 2006 sale of our defined contribution recordkeeping business, which was more than offset by the impact of the consolidation of certain limited partnerships holding client assets we manage. These consolidations had corresponding expense impacts primarily in the general and administrative expense line. Other revenues in the Protection segment increased 25 percent, or $27 million, due to the deconsolidation of a variable interest entity and growth in cost-of-insurance fees for variable universal life/universal life insurance.

Expenses

Consolidated expenses before separation costs rose 8 percent, or $140 million, to $2.0 billion, primarily driven by growth in business activity and the impact of market volatility on variable annuity living benefit riders and higher DAC amortization.

Interest credited to fixed accounts decreased 18 percent, or $43 million, reflecting ongoing declines in fixed annuity balances as well as lower crediting rates on equity indexed annuities.

Benefits, claims, losses and settlement expenses increased 17 percent, or $50 million, to $342 million. This increase was the result of a $60 million increase, to $67 million, in expenses from the mark-to-market of variable annuity living benefit riders and the impact of the application of SOP 03-1 on variable annuity living benefit reserves. Excluding the impact of the application, hedged variable annuity riders after DAC and after tax negatively impacted adjusted earnings by $9 million. In addition, Protection segment benefit expenses declined $18 million primarily due to lower claims.

Amortization of DAC rose 58 percent, or $60 million, to $164 million. The impact of the equity market decline during the quarter lowered estimated gross profit for future periods resulting in an additional $8 million of DAC amortization compared to a $14 million benefit in the fourth quarter of 2006. The remaining increase was driven by business growth and the impact of adopting SOP 05-1 in January 2007.

General and administrative expense increased 3 percent, or $22 million, to $698 million. Disclosed items in this line totaled $38 million in the fourth quarter of 2007, which included increased reserves related to legal and regulatory, other contingencies as well as severance. This compares to $31 million in increased legal and regulatory reserves in the fourth quarter of 2006. Asset Management segment expenses from the consolidation of limited partnerships under EITF 04-5, which had corresponding revenue offsets, decreased $45 million year-over-year. This decrease was offset by increased hedge fund performance compensation and higher levels of technology investments.

Taxes

The effective tax rate on net income was 24.4 percent for the quarter, up from 15.5 percent in the prior-year period. The effective tax rate on adjusted earnings was 25.3 percent for the quarter and 22.7 percent for full year 2007, reflecting higher pretax income in the fourth quarter of 2007. In addition, the fourth quarter of 2006 had a $16 million tax benefit primarily due to the change of the effective state income tax rate applied to deferred tax assets as a result of our separation from American Express.

During the fourth quarter of 2007, we deconsolidated a variable interest entity due to our sale of certain assets. This action generated a capital loss for tax purposes and offset the tax liability for capital gains generated in 2007.

Segment Financial Highlights

Each of our business segments produced solid operating results despite challenging market conditions.

Advice & Wealth Management pretax income declined 8 percent, or $3 million, to $34 million, reflecting market impacts and higher levels of investment spending. During the quarter, we increased advisor productivity, generated inflows in core products and grew financial planning fees. Net revenues increased 4 percent, or $37 million, to $947 million, driven primarily by 30 percent growth in management and financial advice fees. This was offset by declines in distribution fees reflecting atypically high fees in the fourth quarter of 2006 and lower net investment income from declining on-balance sheet deposits. Expenses continued to be seasonally higher in the fourth quarter. Expenses grew 5 percent due to business growth and technology investments, offset by lower legal and regulatory costs.

Asset Management pretax income grew 40 percent, or $31 million, to $108 million, reflected in growth in higher yielding assets and proceeds from the 2006 sale of our defined contribution recordkeeping business. These benefits were offset by market-driven losses on seed money investments and the impact of markets on asset values. Net revenues increased 6 percent, or $28 million, to $492 million, which included a decline in revenues of $45 million from the consolidation of certain limited partnerships under EITF 04-5. The impact of a 3 percent decline in assets under management was more than offset by a shift to higher fee yielding assets and increased performance management fees. Total expenses declined 1 percent, or $3 million, to $384 million as higher distribution costs and performance compensation were offset by lower expenses from the consolidation of certain limited partnerships.

Annuities pretax income declined 13 percent, or $19 million, to $128 million, primarily as a result of the market impact in the comparable quarters on variable annuity DAC amortization, which increased DAC amortization expense by $21 million. Our living benefit hedging performed well with negative impacts offset by the benefit of the application of SOP 03-1. Gains of $49 million from the deconsolidation of a variable interest entity were more than offset by a decline in earnings from lower fixed annuity balances.

Protection pretax income increased 40 percent, or $44 million, to $154 million, and included a $19 million gain from the deconsolidation of a variable interest entity. Net revenues increased 8 percent, or $41 million, to $524 million reflecting the variable interest entity benefit, higher premiums and increased cost of insurance fees. Expenses decreased 1 percent, or $3 million, to $370 million. Higher DAC amortization expense and general and administrative expense from business growth were offset by the impact of increased deferrals on distribution expenses and lower benefits expense across the business.

Corporate & Other pretax loss before separation costs increased $13 million to $58 million, most of which was driven by $11 million in severance costs related to reengineering initiatives.

Balance Sheet and Capital

We maintain a strong, high quality balance sheet. During the fourth quarter of 2007, we repurchased 4.8 million shares of our common stock for $283 million. We ended the year with more than $1 billion in excess capital. For the full year, we repurchased 15.9 million shares for $948 million, leaving $418 million remaining under our current share repurchase authorization. The quarter-end diluted share count was 233.0 million, and the weighted average diluted share count for the quarter was 235.4 million.

Our commitment to maintaining the safety and soundness of our balance sheet is reflected in substantial liquidity, a high quality investment portfolio, low financial leverage and our continuing actions to manage risk exposures appropriately.

•                  Cash and cash equivalents were approximately $3.8 billion at December 31, 2007.

•                  Our balance sheet investments at year end 2007 remained high quality:

•                  We recognized no material impairments in the quarter.

•                  Unrealized net investment losses in the Available-for-Sale investment portfolio were $0.3 billion at quarter end, down from $0.4 billion at the end of the third quarter of 2007.

•                  The debt-to-capital ratio as of December 31, 2007 was 20.5 percent. The debt-to-capital ratio excluding non-recourse debt and with 75 percent equity credit for the hybrid securities was 16.6 percent. For the fourth quarter of 2007, the ratio of earnings to fixed charges was 8.8 times. Excluding interest on non-recourse debt, the ratio of earnings to fixed charges was 9.8 times.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Kathryn Koessel	Benjamin Pratt
Ameriprise Financial	Ameriprise Financial
612.678.7610	612.678.5881
kathryn.c.koessel@ampf.com	benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a leading financial planning and services company with approximately 12,000 financial advisors and registered representatives that provides solutions for clients’ asset accumulation, income management and insurance protection needs. Our financial advisors deliver tailored solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. We specialize in meeting the retirement-related financial needs of the mass affluent and affluent. Financial planning services and investments are available through Ameriprise Financial Services, Inc. Member FINRA and SIPC. For more information, visit ameriprise.com.

RiverSource mutual funds are distributed by RiverSource Distributors, Inc. and Ameriprise Financial Services, Inc. Members FINRA and managed by RiverSource Investments, LLC. For complete mutual fund ranking data and other important disclosures please refer to Exhibit A “RiverSource Mutual Fund Performance and Lipper Ranking” in the Fourth Quarter 2007 Statistical Supplement available at ir.ameriprise.com.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member FINRA.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538.

Investment products, including shares of mutual funds, are not federally or FDIC insured, are not deposits or obligations of, or guaranteed by, any financial institution and involve investment risks including possible loss of principal and fluctuation in value.

Forward-Looking Statements

This news release contains forward-looking statements that reflect our plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. We have made various forward-looking statements in this news release. Examples of such forward-looking statements include:

•                  statements of plans, intentions, expectations, objectives or goals, including those relating to revenue or income growth, return on equity, asset flows, balance sheet or risk management, investment agenda, expense management, mass affluent and affluent client acquisition strategy, advisor productivity, consolidated tax rate and share repurchase;

•                  statements about future business performance, the competitive environment, the performance of equity and credit markets and the economic performance of the United States and global economies; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such risks and uncertainties include, but are not limited to:

•                  changes in valuations, liquidity and volatility in the equity, credit and currency market environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions;

•                  investment management performance and consumer acceptance of our products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  our capital structure, including ratings and indebtedness, and limitations on subsidiaries to pay dividends;

•                  risks of default by issuers of investments we own or by counterparties to hedge, derivative or reinsurance arrangements;

•                  deviations from assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market volatility underlying our hedges on guaranteed benefit annuity riders;

•                  the impacts of our efforts to improve distribution economics and to grow third-party distribution of our products;

•                  our ability to realize benefits from tax planning; and

•                  general economic and political factors, including consumer confidence in the economy as well as the ability and inclination of consumers generally to invest, and in applicable legislation and regulation, including tax laws, tax treaties, fiscal and central government treasury policy, and regulatory rulings and pronouncements.

Readers are cautioned that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of our Annual Report on Form 10-K filed with the SEC on February 27, 2007.

The financial results discussed in this release represent past performance only, which may not be used to predict or project future results. For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2007 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this release.

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended December 31,		%
(in millions, unaudited)	2007	2006	Change
Net revenues
Advice & Wealth Management	$947	$910	4%
Asset Management	492	464	6
Annuities	639	569	12
Protection	524	483	8
Corporate & Other	16	13	23
Eliminations	(299)	(300)	—

Total net revenues	2,319	2,139	8

Income (loss)
Advice & Wealth Management	34	37	(8)
Asset Management	108	77	40
Annuities	128	147	(13)
Protection	154	110	40
Corporate & Other	(58)	(45)	29
Pretax income before separation costs(1)	366	326	12
Income tax provision before tax benefit attributable to separation costs(1)	92	75	23
Income before separation costs(1)	274	251	9
Separation costs, after-tax(1)	19	80	(76)

Net income	$255	$171	49%

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended December 31, 2007
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total net revenues (GAAP measure)	$2,319	$—	$2,319	Total net revenues

Total expenses before separation costs	1,953	28	1,981	Total expenses

Pretax income before separation costs	366	(28)	338	Pretax income

Income tax provision before tax benefit attributable to separation costs(1)	92	(9)	83	Income tax provision

Income before separation costs(1)	274

Separation costs, after-tax(1)	19

Net income (GAAP measure)	$255		$255	Net income

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Year Ended December 31, 2007
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total net revenues (GAAP measure)	$8,654	$—	$8,654	Total net revenues

Total expenses before separation costs	7,402	236	7,638	Total expenses

Pretax income before separation costs	1,252	(236)	1,016	Pretax income

Income tax provision before tax benefit attributable to separation costs(1)	284	(82)	202	Income tax provision

Income before separation costs(1)	968

Separation costs, after-tax(1)	154

Net income (GAAP measure)	$814		$814	Net income

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended December 31, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total net revenues (GAAP measure)	$2,139	$—	$2,139	Total net revenues

Total expenses before separation costs	1,813	123	1,936	Total expenses

Pretax income before separation costs	326	(123)	203	Pretax income

Income tax provision before tax benefit attributable to separation costs(1)	75	(43)	32	Income tax provision

Income before separation costs(1)	251

Separation costs, after-tax(1)	80

Net income (GAAP measure)	$171		$171	Net income

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Year Ended December 31, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total net revenues (GAAP measure)	$8,020	$—	$8,020	Total net revenues

Total expenses before separation costs	6,862	361	7,223	Total expenses

Pretax income before separation costs	1,158	(361)	797	Pretax income

Income tax provision before tax benefit attributable to separation costs(1)	292	(126)	166	Income tax provision

Income before separation costs(1)	866

Separation costs, after-tax(1)	235

Net income (GAAP measure)	$631		$631	Net income

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Segment Income Data to GAAP

(in millions, unaudited)	Three Months Ended December 31, 2007
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Net revenues (GAAP measure):
Advice & Wealth Management	$947	$—	$947
Asset Management	492	—	492
Annuities	639	—	639
Protection	524	—	524
Corporate & Other	16	—	16
Eliminations	(299)	—	(299)
Total net revenues (GAAP measure)	2,319	—	2,319	Total net revenues

Pretax income before separation costs:
Advice & Wealth Management	34	—	34
Asset Management	108	—	108
Annuities	128	—	128
Protection	154	—	154
Corporate & Other	(58)	(28)	(86)
Total pretax income before separation costs	366	(28)	338	Pretax income

Income tax provision before tax benefit attributable to separation costs(1)	92	(9)	83	Income tax provision

Income before separation costs(1)	274

Separation costs, after-tax(1)	19

Net income (GAAP measure)	$255		$255	Net income

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Segment Income Data to GAAP

(in millions, unaudited)	Three Months Ended December 31, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Net revenues (GAAP measure):
Advice & Wealth Management	$910	$—	$910
Asset Management	464	—	464
Annuities	569	—	569
Protection	483	—	483
Corporate & Other	13	—	13
Eliminations	(300)	—	(300)
Total net revenues (GAAP measure)	2,139	—	2,139	Total net revenues

Pretax income before separation costs:
Advice & Wealth Management	37	—	37
Asset Management	77	—	77
Annuities	147	—	147
Protection	110	—	110
Corporate and Other	(45)	(123)	(168)
Total pretax income before separation costs	326	(123)	203	Pretax Income

Income tax provision before tax benefit attributable to separation costs(1)	75	(43)	32	Income tax provision

Income before separation costs(1)	251

Separation costs, after-tax(1)	80

Net income (GAAP measure)	$171		$171	Net income

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Full Year Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2007	2006	Change	2007	2006	Change

Net income	$814	$631	29%	$3.39	$2.54	33%

Add: Separation costs, after-tax	154	235	(34)	0.64	0.94	(32)

Adjusted earnings, after-tax	$968	$866	12%	$4.03	$3.48	16%

Ameriprise Financial, Inc.

Consolidated Income Statements

	Year Ended December 31,		%
(in millions, unaudited)	2007	2006	Change
Revenues
Management and financial advice fees	$3,238	$2,700	20%
Distribution fees	1,762	1,569	12
Net investment income	2,122	2,247	(6)
Premiums	1,063	1,070	(1)
Other revenues	724	707	2
Total revenues	8,909	8,293	7
Banking and deposit interest expense	255	273	(7)

Total net revenues	8,654	8,020	8

Expenses
Distribution expenses	2,057	1,728	19
Interest credited to fixed accounts	850	968	(12)
Benefits, claims, losses and settlement expenses	1,274	1,113	14
Amortization of deferred acquisition costs	551	472	17
Interest and debt expense	112	101	11
General and administrative expense	2,558	2,480	3

Total expenses before separation costs	7,402	6,862	8

Pretax income before separation costs(1)	1,252	1,158	8
Income tax provision before tax benefit attributable to separation costs(1)	284	292	(3)
Income before separation costs(1)	968	866	12

Separation costs, after-tax(1)	154	235	(34)

Net income	$814	$631	29%

Weighted average common shares outstanding:
Basic	236.2	246.5
Diluted	239.9	248.5

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended December 31, 2007

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$814	$154	$968

Equity	$7,765	$(58)	$7,707

Return on Equity	10.5%		12.6%

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended December 31, 2006

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$631	$235	$866

Equity	$7,588	$(273)	$7,315

Return on Equity	8.3%		11.8%

(1)              Adjusted return on equity calculated using adjusted earnings (income excluding non-recurring separation costs) in the numerator, and equity excluding equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.
Reconciliation Table: Ratio of Earnings to Fixed Charges

(in millions, unaudited)	Three Months Ended December 31, 2007

Ratio of Earnings to Fixed Charges(1)
Earnings	$379
Fixed charges	$43
Ratio of earnings to fixed charges	8.8	x

Ratio of Earnings to Fixed Charges without interest expense on non-recourse debt(1)
Earnings	$379
Interest expense on non-recourse debt:
Interest on debt of consolidated variable interest entities	(5)
Total earnings	$374

Fixed charges	$43
Interest expense on non-recourse debt:
Interest on debt of consolidated variable interest entities	(5)
Total fixed charges	$38
Ratio of earnings to fixed charges without interest expense on non-recourse debt	9.8	x

(1)              Ratio of Earnings to Fixed Charges is a ratio comprised of earnings divided by fixed charges. Earnings are defined as income before income tax provision, plus interest and debt expense, interest portion of rental expense, amortization of capitalized interest and adjustments related to equity investments and minority interests in consolidated entities. Fixed charges are defined as interest and debt expense, the interest portion of rental expense and capitalized interest. The ratio is also presented excluding the effect of interest on non-recourse debt of variable interest entities.

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

December 31, 2007

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit(1)

Debt	$2,018	$18	$2,000	$375	$1,625

Capital	$9,828	$18	$9,810		$9,810

Debt to Capital	20.5%		20.4%		16.6%

(1)              The Company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

© 2008 Ameriprise Financial, Inc. All rights reserved.

# # #